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As filed with the Securities and Exchange Commission on
___________, 19_____

                                  Registration No. ______________

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                           ___________

                             FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ___________

              American Bankers Insurance Group, Inc.
          (Exact name of registrant as specified in its charter)
               Florida                       59-1985922
   (State or other jurisdiction of        (I.R.S. Employer Identification
     incorporation or organization)                    Number)


                     11222 Quail Roost Drive
                         Miami, FL 33157
                          (305) 253-2244
   Address including zip code, telephone number, including area code of Registrant's principal executive office)

American Bankers Insurance Group, Inc. 1997 Equity Incentive Plan
1994 Amended and Restated Directors' Deferred Compensation Plan
                     (Full title of the plan)

                         Arthur W. Heggen
              American Bankers Insurance Group, Inc.
                     11222 Quail Roost Drive
                      Miami, Florida  33157
                          (305) 253-2244
          (Name, address and telephone number, including
                 area code, of agent for service)

                         With a copy to:
                    Josephine Cicchetti, Esq.
                Jorden Burt Berenson & Johnson LLP
                       777 Brickell Avenue
                       Miami, Florida 33131
                          (305) 371-2600
                           ___________







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[CAPTION]

                         Calculation of Registration Fee

                                                            Proposed
Title of Securities           Amount to be                  Maximum Offering
to be Registered              Registered(1)                 Price Per Unit (2)

Common Stock,
$1.00 par value
per share                      2,100,000                      $56.50
                                Shares


                              Proposed
Title of Securities           Maximum Aggregate             Amount of
to be Registered              Offering Price(2)             Registration Fee(1)

Common Stock,
$1.00 par value
per share                     118,650,000                     $24,414



   (1) This registration statement relates to 2,000,000 shares issuable under the American Bankers Insurance Group, Inc. 1997 Equity Incentive Plan ("1997 Plan") and to an additional
   100,000 shares issuable under the 1994 Amended and Restated Directors' Deferred Compensation Plan (the"Deferred Plan"). Previously, 100,000 shares issuable under the Deferred Plan were registered by the Company on August 3, 1994 on Form S-8
   File Number 33-82342. Accordingly, upon effectiveness of this registration statement, 200,000 shares issuable under the
   Deferred Plan will be registered.   The 1997 Plan replaces the
   1991 Stock Incentive Plan, 1994 Senior Management Plan and 1994 Non-Employee Directors Stock Option Plan and the remaining 674,079 shares issuable under these plans were transferred to the 1997 Plan as part of the 2,000,000 shares issuable under the 1997
   Plan.  These 674,079 shares were previously registered on Form
   S-8 file no. 33-40802 and Form S-8 file no. 33-82342, and the Registrant removes these share from registration under these registration statements and registers them under this Registration Statement. Accordingly, the amount of Registration Fee relates only to 1,425,921 shares.

   (2) Pursuant to Rule 457 under the Securities Act of 1933, this amount is calculated based upon the average of the high and low prices of the Company's common stock in the NASDAQ-NMS system on June 4, 1997.

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     This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 and general instruction D to Form S-8.


















































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           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents are hereby incorporated herein by reference thereto and are a part hereof (the "Incorporated
   Documents"):

          1.  American Bankers Insurance Group Inc.'s (the
   "Company") Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

          2. The Company's definitive Notice of Annual Meeting of Shareholders and Proxy Statement dated April 11, 1997 for the Company's Annual Meeting held May 23, 1997.

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

          4. The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A
   (Registration No. 0-9633).

          5. From the date of filing such documents, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or deregisters all such shares then remaining unsold.

                            LEGAL MATTERS

          The validity of the shares offered hereby will be passed upon for the Company by Jorden Burt Berenson & Johnson LLP, Miami, Florida. James F. Jorden, a director of the Company, is a partner in the law firm of Jorden Burt Berenson & Johnson LLP, which law firm serves as the Company's general counsel.

                               EXPERTS

          The audited consolidated financial statements and schedules of the Company and its subsidiaries included in this Registration Statement by reference to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996, have been audited by Price Waterhouse LLP, independent accountants for the periods indicated in their report thereon. The financial statements and schedules audited by Price Waterhouse LLP have been incorporated herein in reliance on their report given on their authority as experts in accounting and auditing.



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              INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Reference is made to Section 607.0850 of the Florida Business Corporation Act under whose laws the registrant is incorporated, which provides for indemnification of directors and officers in certain circumstances. The Company's Third Amended and Restated Articles of Incorporation, as amended ("Articles"), provide that the Company shall indemnify its directors and officers to the full extent permitted by Florida law. Additionally, the Company's bylaws provide that the Company shall similarly indemnify its officers and directors and also allow the Company, by resolution of the Board of Directors, to indemnify certain employees and agents to the full extent permitted by Florida law.

          The Company has obtained liability insurance of up to $10,000,000 on behalf of the directors and officers of the Company for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. In general, the Company s deductible is $250,000 for each loss relating to any one director or officer and will not exceed $250,000 in the aggregate for any loss involving multiple directors and officers for any reimbursement made by the Company to the directors or officers to the extent permitted by the Company s Articles and bylaws. For any other loss the Company must pay on behalf of the a director or officer, there is no deductible. The policy s exclusions include losses due to any litigation prior to or pending before the retroactive date of the policy, any action between directors or officers, or any loss due to regulatory penalties.


                               EHIBITS

          The following are filed as exhibits to this Registration Statement:

          4.1  American Bankers Insurance Group, Inc. 1997 Equity
   Incentive Plan

          4.2  American Bankers Insurance Group, Inc. 1994
               Amended and Restated Directors' Deferred
               Compensation Plan

          5.1 Opinion of Jorden Burt Berenson & Johnson LLP as to legality of the shares of Common Stock being registered

          23.1 Consent of Price Waterhouse LLP, independent auditors


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          23.2 Consent of Jorden Burt Berenson & Johnson LLP
               (included in Exhibit 5.1)

          25.  Power of attorney (included in signature page)

















































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                            UNDERTAKINGS

          A.   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

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   registrant will, unless in the opinion of its counsel the
   matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.















































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                             Signatures

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on the 23rd day of May, 1997.

                         American Bankers Insurance Group, Inc.


                         By:/s Gerald N. Gaston
                               Gerald N. Gaston
                               Chief Executive Officer


                          POWER OF ATTORNEY

          The undersigned directors and officers of American Bankers Insurance Group, Inc. hereby constitute and appoint Gerald N. Gaston, Floyd Denison and Arthur W. Heggen, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or their substitutes shall lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on May 23, 1997.















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          Signature                                   Title


   /s/ R. Kirk Landon                   Chairman of the Board
       R. Kirk Landon



   /s/ Gerald N. Gaston                 Vice Chairman of the
       Gerald N. Gaston                 Board of Directors, Chief
                                        Executive Officer


   /s/ Floyd Denison                    Chief Accounting Officer
       Floyd Denison



   /s/ William H. Allen, Jr.            Director
       William H. Allen, Jr.



   /s/ Nicholas A. Buoniconti           Director
       Nicholas A. Buoniconti



   /s/ Armando Codina                   Director
       Armando Codina



   /s/ Peter J. Dolara                  Director
       Peter J. Dolara



   /s/ Daryl L. Jones                   Director
       Daryl L. Jones



   /s/ James F. Jorden                  Director
       James F. Jorden




   /s/ Bernard P. Knoth                 Director
       Bernard P. Knoth


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   /s/ Eugene M. Matalene, Jr.          Director
       Eugene M. Matalene, Jr.



   /s/ Albert H. Nahmad                 Director
       Albert H. Nahmad



   /s/ Nicholas J. St. George           Director
       Nicholas J. St. George



   /s/ Robert C. Strauss                Director
       Robert C. Strauss



   /s/ George B. Williamson, II         Director
       George E. Williamson, II



   /s/ Jack Kemp                        Director
       Jack Kemp

























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